Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of New Hampshire Wood Pellets, LLC on Form S-1 (file no. 333-204894) of our report dated June 1, 2015, with respect to our audits of the financial statements of New Hampshire Wood Pellets, LLC as of December 31, 2014, 2013 and 2012, and for the years ended December 31, 2014, 2013 and 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “experts” in such Prospectus. We are not registered by the Public Company Accounting Oversight Board.

Hampton, New Hampshire

June 1, 2015